Exhibit (10) (B)

AMENDED AND RESTATED SERVICE AGREEMENT

by and between

TEACHERS INSURANCE AND ANNUITY ASSOCIATION

OF AMERICA

and

TIAA-CREF LIFE INSURANCE COMPANY

Dated as of January 1, 1999

AMENDED AND RESTATED SERVICE AGREEMENT

This Amended and Restated Service Agreement (this “Agreement”), dated as of the 1st day of January,1999, is entered into by and between Teachers Insurance and Annuity Association of America, a New York life insurance company (“Service Provider”), and TIAA-CREF Life Insurance Company, a New York life insurance company (“Recipient”).

W I T N E S S E T H

WHEREAS, Service Provider has extensive experience in the operation of life insurance business operations; and

WHEREAS, Recipient is a wholly-owned in direct subsidiary of Service Provider; and

WHEREAS. Recipient and Service Provider have entered into that Service Agreement, dated as of December 10, 1996, and Recipient and Service Provider wish to amend and restate such Service Agreement as provided for herein; and

WHEREAS, Recipient desires Service Provider to continue to perform certain administrative and special services as more fully described below (collectively, “Services”) for Recipient in its insurance operations, and Recipient desires further to continue to make use in its day-to-day operations of certain property, equipment and facilities of Service Provider as more fully described below (collectively, “Facilities”), in either event, as Recipient may request; and

WHEREAS, Service Provider and Recipient contemplate that such an arrangement will continue to achieve certain operating economies to the mutual benefit of both; and

WHEREAS, Service Provider and Recipient wish to continue to identify the Services to be rendered to Recipient by Service Provider and the Facilities to be used by Recipient and to provide a method of fixing bases for determining the charge to be made to Recipient; and

WHEREAS, Service Provider and Recipient wish to continue to assure that (i) all charges incurred hereunder for Services and the use of Facilities are reasonable and in accordance with the requirements of New York Insurance Department Regulation No. 33, (ii) to the extent practicable, such charges reflect actual costs and are arrived at in a fair and equitable manner, and (iii) charges reflecting estimated costs, whenever used, are adjusted periodically, to bring them into alignment with costs actually incurred;

NOW THEREFORE, in consideration of the premises and of the mutual promises set forth herein, and intending to be legally bound hereby, Service Provider and Recipient agree as follows:

1. PERFORMANCE OF SERVICES AND USE OF FACILITIES. (a) Subject to the terms and conditions of this Agreement, Service Provider agrees, to the extent requested by Recipient, (i) to perform such Services for Recipient as Recipient determines to be reasonably necessary in the conduct of its insurance operations and (ii) to make available to Recipient such of its Facilities as Recipient may determine to be reasonably necessary in the conduct of its insurance operations, including without limitation data processing equipment, business property (whether owned or leased) and communications equipment.

(b) Subject to the terms and conditions of this Agreement and to the extent requested by Recipient, Service Provider shall provide to Recipient the following Services: (i) accounting and bookkeeping services, including without limitation preparation and maintenance of financial statements and reports (including without limitation annual and quarterly statements prepared on a statutory basis); (ii) treasury tasks, including without limitation cash management, banking, disbursement, and payroll processing services; (iii) tax related services; (iv) operations support and administration, including without limitation support and administration of computer systems, telecommunications and mail; (v) data processing services; (vi) maintenance of records, files and other information; (vii) legal advisory services;

(viii) corporate secretarial services; (ix) actuarial advisory services; (x) personnel services, including without limitation the sharing of forms and procedures; (xi) public relations services and (xii) such other services as the Recipient may from time to time reasonably request.

2. PERFORMANCE STANDARDS; STATUS; JUDGMENT; CONTROL.

(a) Performance Standards. Service Provider agrees that in providing Services under this Agreement it shall (i) conduct itself in accordance with all reasonable commercial and professional standards of care, diligence, and good faith, provided that such standards must be consistent with prudent management practices in the life insurance industry generally, and shall generally act in such a way as to preserve the goodwill toward Recipient on the part of the general public, customers and all those having business relations with Recipient and (ii) comply with all laws, regulations, rules and orders applicable to Service Provider with respect to the Services or to Recipient. Service Provider agrees at all times to maintain sufficient Facilities and trained personnel of the kind necessary to perform this Agreement.

(b) Status of Personnel and Facilities. Service Provider shall utilize its personnel to perform Services for Recipient pursuant to this Agreement, and such personnel shall at all times remain employees of Service Provider subject solely to its direction and control, and Service Provider shall alone retain full liability to such employees for their welfare, salaries, fringe benefits, legally required employer contributions and tax obligations. No Facility of Service Provider used in performing Services for or subject to use by Recipient shall be deemed to be transferred, assigned, conveyed or leased by such performance or use pursuant to this Agreement.

(c) Exercise of Judgment in Rendering Services. In providing any Services hereunder that require the exercise of judgment by Service Provider, Service Provider shall perform any such Service in accordance with the standards set forth herein and any additional guidelines Recipient develops and communicates to Service Provider, in performing any Services hereunder, Service Provider shall at all times act in a manner reasonably calculated to be in or not opposed to the best interests of Recipient.

(d) Control. The performance of Services by Service Provider for Recipient pursuant to this Agreement shall in no way impair the absolute control of the business and operations of Service Provider or Recipient by the irrespective Boards of Directors. Service Provider shall act hereunder so as to assure the separate operating identity of Recipient. The performance of Service Provider under this Agreement with respect to the business and operations of Recipient shall at all limes be subject to the direction and control of the Board of Directors of Recipient.

3. CHARGES; PAYMENTS.

(a) Charges. Recipient agrees to reimburse Service Provider for Services and Facilities provided by Service Provider to Recipient pursuant to this Agreement. The charge to Recipient for such Services and Facilities shall include all direct and directly allocable expenses, reasonably and equitably determined to be attributable to Recipient by Service Provider, plus a reasonable charge for direct overhead, the amount of such charge for overhead to be agreed upon by the parties from time to time. Subject to New York Insurance Department Regulation No. 33, the bases for determining such charges to Recipient shall be those used by Service Provider for internal cost distribution including, where appropriate, time records prepared at least annually for this purpose. Such bases shall be modified and adjusted by mutual agreement where necessary or appropriate to reflect fairly and equitably the incidence of cost actually incurred by Service Provider on behalf of Recipient.

(b) Payments. Within forty-five (45) days after the end of each calendar quarter, Service Provider shall submit to Recipient a statement of actual apportioned expenses for such prior quarter. Recipient may request a written statement from Service Provider setting forth in reasonable detail the nature of the Services rendered or expenses incurred and other relevant information to support the charge. The amount of the actual apportioned expenses shall be due and payable to Service Provider by Recipient within thirty (30) days of the receipt of the statement of actual apportioned expenses. Not withstanding the foregoing, the parties may agree to payment through intercompany transfers on the general ledger.

4. ACCOUNTING RECORDS AND DOCUMENTS; AUDITS.

(a) Service Provider shall be responsible for maintaining full and accurate books, records and accounts of all Services rendered and Facilities used pursuant to this Agreement in such a way as to disclose clearly and accurately the nature and detail thereof, including without limitation such accounting information as is necessary to support the reasonableness of charges under this Agreement and such additional information as Recipient may reasonably request for purposes of its internal bookkeeping and accounting operations. Service Provider shall keep such books, records and accounts insofar as they pertain to the computation of charges hereunder available at its principal offices for audit, inspection and copying by Recipient and persons authorized by it or any governmental agency having jurisdiction over Recipient during all reasonable business hours.

(b) With respect to accounting and statistical records prepared by Service Provider by reason of its performance under this Agreement, summaries of such records shall be delivered to Recipient within thirty (30) days from the end of the quarter to which the records pertain.

(c) Recipient shall have the right, at its expense, to conduct an audit of the relevant books, records and accounts of Service Provider upon giving reasonable notice of its intent to conduct such an audit. In the event of such audit, the Service Provider shall give to the party requesting the audit reasonable cooperation and access to all books, records and accounts necessary to audit.

(d) Each of Service Provider and Recipient hereby agree to maintain its claims, rating, underwriting, marketing, complaint, financial, and producer licensing records, and such other records, subject to examination by the superintendent, in accordance with the provisions of Regulation 152 promulgated under the New York Insurance Law.

5. OWNERSHIP AND CUSTODY OF RECORDS, ETC...

(a) Each party shall be and remain the sole owner of its respective records, books, documents, correspondence, papers and files, including without limitation business and corporate records, regardless of the use or possession by either party of the other party's records. All records, books, documents, correspondence, papers and files established, received and/or maintained by Service Provider by reason of its performance of the Services under this Agreement shall be deemed the property of Recipient, shall be subject to examination by Recipient and persons authorized by it at all times, and copies thereof shall be delivered to Recipient at least quarterly. All such records, books, documents, correspondence, papers and files shall be promptly transferred to Recipient by Service Provider upon termination of this Agreement at the expense of Service Provider.

(b) With respect to any documentation received by Service Provider that would otherwise be held by Recipient and that may be obtained by the Service Provider in performing its duties under this Agreement, Service Provider shall deliver to Recipient such documentation within thirty (30) days of receipt, except where continued custody of such original documentation by the Service Provider is necessary to the performance of Services hereunder.

6.	CONFIDENTIALITY.

(a) Service Provider and Recipient agree that all information, documentation, knowledge and data about the other party that is amassed, obtained or developed by and between the parties shall, unless specifically designated otherwise, be treated as proprietary and confidential information to be held in strict confidence and not to be disclosed to any third party unless written authorization to make such disclosure has been given by the appropriate party, or unless required by a lawful order of a governmental or judicial entity. The parties further agree that any such proprietary and confidential information acquired during the course of this Agreement shall continue to be treated as proprietary and confidential information for a period of five (5) years from the termination of this Agreement.

(b) The parties agree that the requirement of confidentiality under this Agreement also applies to the irrespective employees (if any) and agents. Each party shall use its best efforts to assure that its respective employees (if any) and agents adhere to the confidentiality requirements set forth herein. It is agreed by the parties, however, that use and disclosure of proprietary and confidential information by such employees (if any) and agents to the extent necessary to carry out the terms and purposes of this Agreement, including disclosure to rating agencies, is acceptable.

(c) It is agreed that information already in the public domain shall be deemed not to be confidential information.

7. RIGHT TO CONTRACT WITH THIRD PARTIES. Nothing herein shall be deemed to grant Service Provider an exclusive right to provide Services to Recipient, and Recipient retains the right to contract with any third party, affiliated or unaffiliated, for the performance of services or for the use of facilities as are available to or have been requested by Recipient pursuant to this Agreement.

8. COOPERATION. The parties agree to cooperate with each other in a commercially reasonable manner in order that the duties assumed by the parties under this Agreement maybe effectively, efficiently and promptly discharged. Each party shall at all reasonable times during normal business hours under the circumstances make available to the other party properly authorized personnel for the purpose of consultation and decision.

9. TERMINATION. This Agreement shall remain in effect until terminated by either Recipient or Service Provider upon giving ninety (90) days' advance written notice, provided that electronic data processing services shall not he terminated by either party until one hundred and eighty (180) days' advance written notice of termination. Subject to the terms and conditions (including any limitations and restrictions) of any applicable software or hardware licensing agreement then in effect between Service Provider and any licensor, Service Provider shall, upon termination of this Agreement, grant to Recipient a perpetual license, without payment of any fee, in any electronic data processing software developed or used by Service Provider in connection with the services provided to Recipient hereunder if such software is not commercially available and is necessary, in Recipient's reasonable judgment, for Recipient to perform subsequent to termination hereof the functions provided by Service Provider hereunder.

10. SETTLEMENT ON TERMINATION. No later than sixty (60) days after the effective date of termination of this Agreement, Service Provider shall deliver to Recipient a detailed written statement for all charges incurred and not included in any previous statement to the effective date of termination. The amount owed or to be refunded here under shall be due and payable within fifteen (15) days of receipt of such statement.

11. MEDIATION; ARBITRATION.

(a) Each party hereby consents to mandatory mediation of any disputes or differences with respect to the operation or interpretation of this Agreement on which an amicable understanding cannot be reached. The president of each party shall designate an individual mediator, and the two designated mediators will select a third, neutral mediator, and the three mediators will establish the procedures for mediation.

(b) Any such dispute or difference on which an amicable understanding cannot be reached and that cannot be resolved pursuant to mediation as provided for in paragraph (a) above, shall be decided by arbitration. The arbitrators are empowered to decide all questions or issues and shall be free to reach their decision from the standpoint of equity and customary practices of the insurance industry rather than from that of strict legal principles.

(c) The court of arbitration shall be held in New York, New York and shall consist of three (3) arbitrators, who must be officers of life insurance companies other than the parties to this Agreement, their affiliates or subsidiaries. Service Provider shall appoint one arbitrator and Recipient the second. Such arbitrators shall then select the third arbitrator before arbitration commences. Should one of the parties decline to appoint an arbitrator or should the two arbitrators be unable to agree upon the choice of a third, such appointment shall be left to the President of the American Council of Life Insurance.

(d) Decisions of the arbitrators shall be by majority vote, and from their written decision there shall be no appeal. The cost of arbitration, including the fees of the arbitrators, shall be borne by the losing party unless the arbitrators shall otherwise decide.

12. CONTACT PERSON(S). Recipient and Service Provider each shall appoint one or more individuals who shall serve as contact person(s) for the purpose of carrying out this Agreement. Such contact person(s) shall be authorized to act on behalf of their respective parties as to the matters pertaining to this Agreement. Effective upon execution of this Agreement, the initial contact person(s) shall be those set forth in Appendix A. Each party shall notify the other, in writing, as to the name, address and telephone number of any replacement for any such designated contact person.

13. NOTICE. All notices required or permitted to be given under this Agreement shall be in writing and shall be deemed duly given upon delivery if personally delivered, upon confirmation of transmission if sent by facsimile, upon the third business day after mailing if sent by registered or certified mail, postage prepaid, and upon receipt if sent by reputable courier, as follows, or to such other address or persons either party may designate to the other party hereunder:

If to Recipient to:

TIAA·CREF Life Insurance Company

730 Third Avenue New York, New York 10017

Attention: Thomas G. Walsh

Telephone: (2 12) 916-5308

Facsimile: (212) 916-6950

If to Service Provider to:

Teachers Insurance and Annuity Association of America

730 Third Avenue New York, New York 10017

Attention: Richard L. Gibbs

Telephone: (212)916-4900

Facsimile: (212) 916-6230

14. WAIVER. The failure of Service Provider or Recipient to insist on strict compliance with this Agreement, or to exercise any right or remedy under this Agreement, shall not constitute a waiver of any rights provided under this Agreement, nor estop the parties from thereafter demanding full and complete compliance nor prevent the parties from exercising such a right or remedy in the future.

15. CONFLICT WITH LAW. The invalidity or unenforceability of any term or provision of this Agreement shall not affect the validity or enforceability of any other term or provision hereof. If any provision of this Agreement should be invalidated or superseded by specific law or regulation, such law or regulation shall control to the extent of such conflict without affecting the remaining provisions of this Agreement.

16. NO THIRD PARTY BENEFICIARJES. Except as otherwise specifically provided for herein, nothing in this Agreement is intended or shall be construed to give any person, other than the parties hereto, their successors and permitted assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

17. INDEPENDENT CONTRACTOR. Nothing contained in this Agreement shall be construed to create the relationship of joint venture or partnership between Service Provider and Recipient. Service Provider is an independent contractor and shall be free, subject to the terms and conditions of this Agreement, to exercise judgment and discretion with regard to the conduct of business.

18. ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, permitted assigns and legal representatives. Neither this Agreement, nor any right hereunder, may be assigned by either party (in whole or in part) without the prior written consent of the other party hereto.

19. HEADINGS AND APPENDIX. Headings used herein are inserted solely for the convenience of reference and are not a part of this Agreement and shall not affect the terms hereof. The attached Appendix is a part of this Agreement.

20. ENTIRE AGREEMENT. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof and supersede any prior understandings, whether written or oral, with respect to such subject matter.

21. AMENDMENT. This Agreement and the Appendix hereto may be amended only if such amendment is in writing, agreed to by both Service Provider and Recipient. All such amendments shall comply with Section 1505 of the New York Insurance Law.

22. COUNTERPARTS. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered snail be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties.

23. GOVERNING LAW. This Agreement is made pursuant to and shall be governed by, interpreted under, and the rights of the parties determined in accordance with, the laws of the State of New York.

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24. IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in duplicate by their respective officers duly authorized so to do, as of the date and year first above written.

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

By:	/s/ Richard L. Gibbs
Richard L. Gibbs
Executive Vice President and Chief Financial Officer

TIAA-CREF LIFE INSURANCE COMPANY

By:	/s/ Thomas G. Walsh
Thomas G. Walsh
President

APPENDIX A

CONTACT PERSON(S) FOR SERVICE PROVIDER

Richard L. Gibbs

CONTACT PERSON(S) FOR RECIPIENT

Thomas G. Walsh

STATE OF NEW YORK

INSURANCE DEPARTMENT

25 BEAVER STREET

NEW YORK, NEW YORK 10004

January 28, 1999

Mr. Keith M. Andruschak

Rogers & Wells LLP

200 Park Avenue

New York, New York 10166 -0153

Re:	Amended and Restated Service Agreement between Teachers Insurance and Annuity Association of America and TIAA-CREF Life Insurance Company (“Recipient") Our File #23811G

Dear Mr. Andruschak:

We have completed our review of the captioned agreement which was submitted to this office pursuant to Section 1505(d) of the New York Insurance Law with your letter dated November 20. 1998. You also provided a revised and executed copy on January 19, 1999.

The proposed amended and restated service agreement is to amend a previously approved (December 17. 1996) service agreement. This filing serves three purposes: to update the name of Recipient, to delete the "Commitment Agreement" section, and to simplify the payment procedure. It would be effective as of January 1, 1999.

Based on our review of your submission and in reliance on the facts and representations contained therein, we have no objection to the implementation of the proposed agreement. Tile executed copy of this agreement is on file.

Very truly yours,

Neil D. Levin

Superintendent of Insurance

By:

Karen Fazio

Supervising Insurance Examiner

Life Bureau

STATEMENT REGARDING SERVICE AGREEMENT

The undersigned, being the duly-elected Executive Vice President of Teachers Insurance and Annuity Association of America, submits the following statement regarding performance of the terms of that Amended and Restated Service Agreement by and between Teachers Insurance and Annuity Association of America (“TIAA”) and TIAA-CREF Life Insurance Company (“T-C Life”), dated as of January 1, 1999, (the “Service Agreement”):

The employees of TIAA who perform certain duties, in accordance with the guidelines set forth in the TIAA Office Manual, may perform the same or similar duties, and act in the same capacities on behalf of, and as may he required by T-C Life. Such services will be performed subject to the duties and obligations imposed under Section 2 of the Service Agreement:

TIAA employees will devote their lime, attention, knowledge and skills to the business and interest of TlAA, and when requested pursuant to the Service Agreement, will provide the same services on behalf of T-C Life.

By	/s/ Richard L. Gibbs
Richard L. Gibbs
Executive Vice President